Exhibit 5.2

November 9, 2018

Omega Healthcare Investors, Inc.
303 International Circle
Suite 200
Hunt Valley, Maryland 21030

Ladies and Gentlemen:

We have acted as special “Maryland law” counsel to Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to debt securities of the Company (the “Debt Securities”), which may be issued under one or more series, and under one or more indentures or supplemental indentures (the “Indentures”) proposed to be entered into with one or more trustees (each, a “Trustee”) and may be fully and unconditionally guaranteed (the “Guarantees”) by OHI Healthcare Properties Limited Partnership, a Delaware Limited Partnership (the “Guarantor”). An indeterminate amount of Debt Securities may be offered at indeterminate prices from time to time by the Company as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”) filed pursuant to Rule 424 under the Act. We understand that Bryan Cave Leighton Paisner LLP is providing you with an opinion regarding the Company and certain tax matters.

The Debt Securities will be issued under an Indenture to be entered into among the Company and a Trustee to be named in the applicable Prospectus Supplement.

In connection with our representation of the Company and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.	The Registration Statement and the related form of prospectus included therein in the form in which they were transmitted to the Commission under the Act.

2.	The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”).

Omega Healthcare Investors, Inc.

November 9, 2018

3.	The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company.

4.	Resolutions adopted by the Board of Directors of the Company (the “Board”) relating to the registration of the Debt Securities, certified as of the date hereof by an officer of the Company.

5.	A certificate of SDAT as to the good standing of the Company, dated as of a recent date.

6.	A certificate executed by an officer of the Company, dated as of the date hereof.

7.	Such other documents and matters as we have deemed necessary or appropriate to express the opinions set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have assumed the following:

1.	Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.	Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.	Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.	All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.	The issuance, and certain terms, of the Debt Securities to be issued by the Company from time to time will be authorized and approved by the Board, or a duly authorized committee thereof, in accordance with the Maryland General Corporation Law, the Charter, the Bylaws and the Registration Statement (such actions referred to herein as the “Corporate Proceedings”).

Omega Healthcare Investors, Inc.

November 9, 2018

6.	At the time of the issuance and sale of any of the Debt Securities, the terms of the Debt Securities, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

7.	That (i) at the time of execution, authentication, issuance and delivery of the Debt Securities and (ii) at the time of execution, issuance and delivery of the Guarantee, the applicable Indenture and Guarantee will be the valid and legally binding obligation of the Trustee or Guarantor, enforceable against such party in accordance with its terms.

8.	That (i) at the time of execution, authentication, issuance and delivery of the Debt Securities and (ii) at the time of execution, issuance and delivery of the Guarantee, the applicable Indenture and Guarantee, will be in full force and effect and will not have been terminated or rescinded by the Company, the Trustee, or the Guarantor.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the Registration Statement under the Act, we are of the opinion that:

1.	The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT; and

2.	Upon the completion of all Corporate Proceedings relating to the Debt Securities, the issuance of the Debt Securities will be duly authorized.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

1.	Our opinions herein reflect only the application of (i) the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland constitution and reported judicial decisions interpreting the foregoing) and (ii) the federal laws of the United States (excluding the federal securities laws, as to which we express no opinion). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency;

Omega Healthcare Investors, Inc.

November 9, 2018

2.	Our opinions herein are subject to and may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law); (iii) an implied covenant of good faith and fair dealing; (iv) requirements that a claim with respect to the Debt Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars with respect to such a claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign or composite currency.

3.	Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

4.	We express no opinion as to the enforceability of any rights to indemnification or contribution provided for in any agreement which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights.

5.	We express no opinion as to the enforceability of (i) any provision in any agreement purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive, or (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law or (ii) any choice of law provision of any other agreement relating thereto.

Omega Healthcare Investors, Inc.

November 9, 2018

6.	You have informed us that you intend to issue the Debt Securities from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Debt Securities you will afford us an opportunity to review the operative documents pursuant to which such Debt Securities are to be issued (including the applicable prospectus supplement) and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Debt Securities.

We do not render any opinions except as set forth above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Debt Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ SHAPIRO SHER GUINOT & SANDLER, P.A.

SHAPIRO SHER GUINOT & SANDLER, P.A.